FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

ENABLE MIDSTREAM ANNOUNCES THIRD QUARTER 2017 FINANCIAL RESULTS, QUARTERLY DISTRIBUTIONS AND 2018 OUTLOOK

•	Increases in total revenues and gross margin for third quarter 2017 compared to third quarter 2016

•
Increases in natural gas gathered volumes, natural gas processed volumes, natural gas liquids (NGLs) production, natural gas transported volumes and crude oil gathered volumes for third quarter 2017 compared to third quarter 2016

•	Quarterly cash distributions of $0.318 per unit on all outstanding common units and $0.625 on all Series A Preferred Units

OKLAHOMA CITY (November 1, 2017) - Enable Midstream Partners, LP (NYSE: ENBL) (Enable) today announced third quarter 2017 financial results, quarterly distributions and 2018 outlook.

Net income attributable to limited partners was $113 million for third quarter 2017, a decrease of $6 million compared to $119 million for third quarter 2016. Net income attributable to common units was $104 million for third quarter 2017, a decrease of $6 million compared to $110 million for third quarter 2016. The decrease in both net income attributable to limited partners and net income attributable to common units was primarily related to higher operation and maintenance and general and administrative expenses, higher interest expense and higher depreciation and amortization, partially offset by higher gross margin and lower impairments.

Enable uses derivatives to manage commodity price risk, and the gain or loss associated with these derivatives is recognized in earnings. Enable’s net income attributable to limited partners and to common units for third quarter 2017 includes a $7 million loss on derivative activity, resulting in a decrease in net income of $16 million compared to a $9 million gain on derivative activity for third quarter 2016. The decrease of $16 million is comprised of a decrease related to the change in fair value of derivatives of $14 million and a decrease in realized gains on derivatives of $2 million. Additional details on derivative instruments and hedging activities can be found in Enable’s third quarter 2017 Form 10-Q.

Adjusted EBITDA for third quarter 2017 was $250 million, an increase of $6 million compared to $244 million for third quarter 2016. The increase in Adjusted EBITDA was primarily a result of higher gross margin after adjusting for non-cash items, partially offset by higher operation and maintenance and general and administrative expenses.

Distributable cash flow (DCF) for third quarter 2017 was $187 million, a decrease of $2 million compared to $189 million for third quarter 2016. The decrease in DCF was primarily a result of higher Adjusted interest expense and maintenance capital, partially offset by higher Adjusted EBITDA.

Adjusted EBITDA, DCF and Adjusted interest expense are non-GAAP financial measures, and this press release provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

MANAGEMENT PERSPECTIVE

“Enable had another solid quarter of performance, and we continue to demonstrate our commitment to long-term value creation with our commercial momentum, efficient capital deployment, prudent cost management and strong balance sheet,” said Enable Midstream President and CEO Rod Sailor. “Our year-to-date performance and expectations for the balance of 2017 provide a solid base from which to grow in 2018 and beyond with contributions from our franchise position in the Anadarko Basin, the Align acquisition and the completion of our CaSE and Wildcat projects.”

QUARTERLY DISTRIBUTIONS

The Board of Directors of Enable’s general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common units for the quarter ended September 30, 2017. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common units will be paid on November 21, 2017, to unitholders of record at the close of business on November 14, 2017.

The board also declared a quarterly cash distribution of $0.625 on all Series A Preferred Units for the quarter ended September 30, 2017. The quarterly cash distribution of $0.625 on all Series A Preferred Units outstanding will be paid on November 14, 2017, to unitholders of record at the close of business on October 31, 2017.

BUSINESS HIGHLIGHTS

On October 4, 2017, Enable completed the acquisition of Align Midstream, LLC, a midstream company with natural gas gathering and processing facilities in the Cotton Valley and Haynesville plays of the Ark-La-Tex Basin, for approximately $300 million, subject to certain customary post-closing adjustments. The acquisition includes approximately 190 miles of natural gas gathering pipelines across Rusk, Panola and Shelby counties in Texas and DeSoto Parish in Louisiana and a cryogenic natural gas processing plant in Panola County, Texas, with a capacity of 100 million cubic feet per day. These assets are underpinned with long-term, fee-based contracts, including approximately 100,000 gross acres of dedication from producer customers.

In the gathering and processing segment, per-day natural gas gathered volumes grew for the seventh consecutive quarter as a result of continued rig activity on Enable's gas gathering and processing systems. As of October 26, 2017, there were 40 rigs across Enable's footprint that were drilling wells to be connected to Enable's gathering systems. Thirty of those rigs were in the Anadarko Basin, and eight were in the Ark-La-Tex Basin. Enable's Arkoma Basin and Williston Basin footprints each had one rig.

Enable's transportation and storage segment continues to provide significant, fee-based revenues and remains well-positioned to support natural gas demand growth in the Mid-continent, Gulf Coast and Southeast regions. Intrastate transportation deliveries continue to grow as a result of increased supply in the Anadarko Basin, including growth from the SCOOP and STACK plays.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 3.52 trillion British thermal units per day (TBtu/d) for third quarter 2017, an increase of 11 percent compared to 3.16 TBtu/d for third quarter 2016. The increase was primarily due to higher gathered volumes in the Anadarko and Ark-La-Tex Basins, partially offset by lower gathered volumes in the Arkoma Basin.

Natural gas processed volumes were 1.90 TBtu/d for third quarter 2017, an increase of 7 percent compared to 1.78 TBtu/d for third quarter 2016. The increase was primarily due to higher processed volumes in the Anadarko and Ark-La-Tex Basins, partially offset by lower processed volumes in the Arkoma Basin.

NGLs produced were 84.48 thousand barrels per day (MBbl/d) for third quarter 2017, an increase of 9 percent compared to 77.53 MBbl/d for third quarter 2016. The increase was primarily due to higher natural gas processed volumes.

Crude oil gathered volumes were 28.87 MBbl/d for third quarter 2017, an increase of 21 percent compared to 23.78 MBbl/d for third quarter 2016. The increase was primarily due to the commissioning of multi-well pads on the Bear Den and Nesson systems.

Interstate transportation firm contracted capacity was 5.62 billion cubic feet per day (Bcf/d) for third quarter 2017, a decrease of 18 percent compared to 6.89 Bcf/d for third quarter 2016. The decrease was primarily due to lower contracted firm transportation volumes between Carthage, Texas, and Perryville, Louisiana.

Intrastate transportation average deliveries were 1.90 TBtu/d for third quarter 2017, an increase of 7 percent compared to 1.77 TBtu/d for third quarter 2016. The increase was primarily related to increased supply in the Anadarko Basin.

THIRD QUARTER FINANCIAL PERFORMANCE

Revenues were $705 million for third quarter 2017, an increase of $85 million compared to $620 million for third quarter 2016. Revenues included $114 million of intercompany eliminations for third quarter 2017 and $120 million of intercompany eliminations for third quarter 2016.

•
Gathering and processing segment revenues were $542 million for third quarter 2017, an increase of $87 million compared to $455 million for third quarter 2016. The increase in gathering and processing segment revenues was primarily due to an increase in revenues from NGL sales resulting from higher average NGL prices and higher processed volumes in the Anadarko Basin, an increase in natural gas gathering revenues due to higher fees and gathered volumes in the Anadarko and Ark-La-Tex Basins and an increase in processing service revenues resulting from higher processed volumes primarily due to a percent-of-proceeds contract that was converted to a fee-based contract during the fourth quarter of 2016. These increases were partially offset by a decrease in revenues from changes in the fair value of condensate and NGL derivatives and a decrease in revenues from sales of natural gas.

•
Transportation and storage segment revenues were $277 million for third quarter 2017, a decrease of $8 million compared to $285 million for third quarter 2016. The decrease in transportation and storage segment revenues was primarily due to a decrease in firm transportation services between Carthage, Texas, and Perryville, Louisiana, and a decrease in revenues from changes in the fair value of natural gas derivatives. These decreases were partially offset by an increase in revenues from natural gas sales associated with higher sales volumes and higher average sales prices and an increase in revenues from off-system transportation.

Gross margin was $356 million for third quarter 2017, an increase of $4 million compared to $352 million for third quarter 2016.

•
Gathering and processing segment gross margin was $234 million for third quarter 2017, an increase of $25 million compared to $209 million for third quarter 2016. The increase in gathering and processing segment gross margin was primarily due to an increase in gathering margin due to increased gathered volumes in the Anadarko and Ark-La-Tex Basins and increased billings under minimum volume commitments, an increase in processing margins resulting from higher average NGL prices and higher processed volumes in the Anadarko Basin and an increase in natural gas sales due to higher average natural gas prices and higher volumes in the Anadarko and Ark-La-Tex Basins. These increases were partially offset by a decrease in gross margin from changes in the fair value of condensate and NGL derivatives.

•
Transportation and storage segment gross margin was $123 million for third quarter 2017, a decrease of $21 million compared to $144 million for third quarter 2016. The decrease in transportation and storage segment gross margin was primarily due to a decrease in firm transportation services between Carthage, Texas, and Perryville, Louisiana, a decrease in system management activities and a decrease in gross margin from changes in the fair value of natural gas derivatives. These decreases were partially offset by an increase in off-system transportation margins.

Operation and maintenance and general and administrative expenses were $114 million for third quarter 2017, an increase of $6 million compared to $108 million for third quarter 2016. The increase in operation and maintenance and general and administrative expenses was primarily due to a reduction in capitalized overhead costs.

Depreciation and amortization was $90 million for third quarter 2017, an increase of $6 million compared to $84 million for third quarter 2016. The increase in depreciation and amortization was primarily a result of additional assets placed in service.

There were no impairments for third quarter 2017 compared to $8 million of impairments for third quarter 2016. The impairments for third quarter 2016 were related to the Service Star business line.

Taxes other than income tax were $15 million for third quarter 2017, an increase of $2 million compared to $13 million for third quarter 2016. The increase was primarily a result of higher accrued ad valorem taxes due to additional assets placed in service.

Interest expense was $31 million for third quarter 2017, an increase of $5 million compared to $26 million for third quarter 2016. The increase was primarily due to higher interest rates on outstanding debt as a result of a long-term debt issuance in first quarter 2017 that resulted in the repayment of amounts outstanding under Enable's revolving credit facility.

Capital expenditures were $102 million for third quarter 2017, compared to $68 million for third quarter 2016. Expansion capital expenditures were $80 million for third quarter 2017, compared to $47 million for third quarter 2016. Maintenance capital expenditures were $22 million for third quarter 2017, compared to $21 million for third quarter 2016.

2018 OUTLOOK

$ in millions, except volume numbers and ratios	2018 Outlook
Operational
Natural gas gathered volumes (TBtu/d)	3.9 - 4.6
Anadarko	2.0 - 2.3
Arkoma	0.5 - 0.6
Ark-La-Tex	1.4 -1.7
Natural gas processed volumes (TBtu/d)	2.3 - 2.8
Anadarko	1.9 - 2.2
Arkoma	0.1 - 0.2
Ark-La-Tex	0.3 - 0.4
Crude Oil – Gathered volumes (MBbl/d)	34.0 - 40.0
Interstate firm contracted capacity (Bcf/d)	5.4 - 5.8

Financial
Net Income Attributable to Common Units	$355 - $435
Interest expense, net of interest income	$145 - $155
Adjusted EBITDA[1]	$945 - $1,025
Series A Preferred Unit distributions[2]	$36
Adjusted interest expense[1]	$150 - $160
Maintenance capital expenditures	$95 - $125
DCF[1]	$650 - $710
Distribution coverage ratio[3]	1.10x - 1.25x
Total Debt / Adjusted EBITDA	+/- 4.0x
_____________________

(1)	Adjusted EBITDA, adjusted interest expense and distributable cash flow are non-GAAP financial measures and are reconciled to the nearest GAAP financial measures in this press release

(2)	Includes the fourth quarter 2018 distribution that will be paid in the first quarter 2019

(3)	A non-GAAP measure calculated as distributable cash flow divided by distributions related to common units

$ in millions	2018 Outlook
Expansion Capital
Gathering and Processing	$330 - $460
Transportation and Storage	$120 - $140
Total Expansion Capital	$450 - $600

The partnership's 2018 outlook is based upon the following price assumptions:

Prices	2018 Outlook
Natural Gas – Henry Hub ($/MMBtu)	$2.95 - $3.25
NGLs – Mont Belvieu, Texas ($/gal)[1]	$0.54 - $0.64
NGLs – Conway, Kansas ($/gal)[1]	$0.52 - $0.62
Crude Oil – WTI ($/Bbl)	$46.00 - $56.00
____________________

(1)	NGL composite based on assumed composition of 45%, 30%, 10%, 5% and 10% for ethane, propane, normal butane, isobutane and natural gasoline, respectively

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing second quarter results is scheduled today at 10 a.m. Eastern. The dial-in number to access the conference call is 866-518-6930 and the conference call ID is ENBLQ317. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Any materials Enable files with the SEC are available to read and copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at http://www.enablemidstream.com. On the investor relations tab of Enable’s website, http://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings, and other developments;

•	governance information, including Enable’s governance guidelines, committee charters, and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts, and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include over 13,00 miles of gathering pipelines, approximately 2.6 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 85.0 billion cubic feet of storage capacity. For more information, visit http://www.enablemidstream.com.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its condensed consolidated financial statements.
Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release and in our Annual Report on Form 10-K for the year ended December 31, 2016. Those risk factors and other factors noted throughout this press release and in our Annual Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

ENABLE MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$396	$326	$1,136	$837
Service revenue	309	294	861	821
Total Revenues	705	620	1,997	1,658
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	349	268	936	717
Operation and maintenance	91	87	277	275
General and administrative	23	21	71	68
Depreciation and amortization	90	84	267	248
Impairments	—	8	—	8
Taxes other than income tax	15	13	47	43
Total Cost and Expenses	568	481	1,598	1,359
Operating Income	137	139	399	299
Other Income (Expense):
Interest expense (including expenses from affiliates)	(31)	(26)	(89)	(74)
Equity in earnings of equity method affiliate	7	8	21	22
Total Other Expense	(24)	(18)	(68)	(52)
Income Before Income Tax	113	121	331	247
Income tax expense	—	2	2	3
Net Income	$113	$119	$329	$244
Less: Net income attributable to noncontrolling interest	—	—	1	—
Net Income Attributable to Limited Partners	$113	$119	$328	$244
Less: Series A Preferred Unit distributions	9	9	27	13
Net Income Attributable to Common Units	$104	$110	$301	$231

Basic earnings per unit
Common units	$0.24	$0.26	$0.70	$0.55
Subordinated units	$0.24	$0.26	$0.69	$0.55
Diluted earnings per unit
Common units	$0.24	$0.26	$0.69	$0.55
Subordinated units	$0.24	$0.26	$0.69	$0.55

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$396	$326	$1,136	$837
Service revenue	309	294	861	821
Total Revenues	705	620	1,997	1,658
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	349	268	936	717
Gross margin	$356	$352	$1,061	$941

Reportable Segments
Gathering and Processing
Product sales	$357	$295	$1,044	$759
Service revenue	185	160	469	416
Total Revenues	542	455	1,513	1,175
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	308	246	863	642
Gross margin	$234	$209	$650	$533

Transportation and Storage
Product sales	$152	$150	$439	$348
Service revenue	125	135	395	408
Total Revenues	277	285	834	756
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	154	141	421	346
Gross margin	$123	$144	$413	$410

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$113	$119	$328	$244
Depreciation and amortization expense	90	84	267	248
Interest expense, net of interest income	31	26	89	74
Income tax expense	—	2	2	3
Distributions received from equity method affiliate in excess of equity earnings	4	5	9	18
Non-cash equity-based compensation	4	4	12	9
Change in fair value of derivatives	6	(8)	(29)	40
Other non-cash losses(1)	2	4	8	11
Impairments	—	8	—	8
Adjusted EBITDA	$250	$244	$686	$655
Series A Preferred Unit distributions(2)	(9)	(9)	(27)	(22)
Distributions for phantom and performance units	(1)	—	(2)	—
Adjusted interest expense(3)	(31)	(27)	(90)	(76)
Maintenance capital expenditures	(22)	(21)	(53)	(51)
Current income taxes	—	2	—	1
DCF	$187	$189	$514	$507

Distributions related to common and subordinated unitholders(4)	$138	$134	$413	$402

Distribution coverage ratio	1.36	1.41	1.25	1.26
____________________

(1)	Other non-cash losses includes loss on sale of assets and write-downs of materials and supplies.

(2)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three and nine months ended September 30, 2017 and 2016. The nine months ended September 30, 2016 amount includes the prorated quarterly cash distribution on the Series A Preferred Units declared on April 26, 2016. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(3)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(4)
Represents cash distributions declared for common and subordinated units outstanding as of each respective period. Amounts for 2017 reflect estimated cash distributions for common and subordinated units outstanding for the quarter ended September 30, 2017.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$174	$209	$556	$498
Interest expense, net of interest income	31	26	89	74
Net income attributable to noncontrolling interest	—	—	(1)	—
Current income taxes	—	(2)	—	(1)
Other non-cash items(1)	—	3	2	4
Changes in operating working capital which (provided) used cash:
Accounts receivable	100	47	72	25
Accounts payable	(30)	4	16	88
Other, including changes in noncurrent assets and liabilities	(35)	(40)	(28)	(91)
Return of investment in equity method affiliate	4	5	9	18
Change in fair value of derivatives	6	(8)	(29)	40
Adjusted EBITDA	$250	$244	$686	$655
____________________

(1)	Other non-cash items includes amortization of debt expense, discount and premium on long-term debt and write-downs of materials and supplies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$31	$26	$89	$74
Amortization of premium on long-term debt	1	1	4	4
Capitalized interest on expansion capital	—	—	—	1
Amortization of debt expense and discount	(1)	—	(3)	(3)
Adjusted interest expense	$31	$27	$90	$76

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
2018 OUTLOOK*

2018 Outlook
(In millions)
Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to limited partners:
Net income attributable to common units	$355 - $435
Add:
Series A Preferred Unit distributions	36
Net income attributable to limited partners	$391 - $471
Add:
Depreciation and amortization expense	375 - 385
Interest expense, net of interest income	145 - 155
Income tax expense	0 - 5
EBITDA	$915 - $1,015
Add:
Distributions received from equity method affiliate in excess of equity earnings	5 - 15
Non-cash equity based compensation	10 - 20
Less:
Change in fair value of derivatives	0 - 5
Adjusted EBITDA	$945 - $1,025
Less:
Series A Preferred Unit distributions(1)	36
Adjusted interest expense	150 - 160
Maintenance capital expenditures	95 - 125
Current income taxes	—
DCF	$650 - $710
___________________

(1)	Includes the fourth quarter 2018 distribution that will be paid in the first quarter 2019.

2018 Outlook
(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest expense, net of interest income	$145 - $155
Amortization of premium on long-term debt	5 - 6
Capitalized interest on expansion capital	0 - 10
Amortization of debt expense and discount	(0 - 10)
Adjusted interest expense	$150 - $160

*Enable is unable to present a quantitative reconciliation of forward looking Adjusted EBITDA to net cash provided by operating activities because certain information needed to make a reasonable forward-looking estimate of changes in working capital which may (provide) use cash during the calendar year 2018 cannot be reliably predicted and the estimate is often dependent on future events which may be uncertain or outside of Enable's control. This includes changes to accounts receivable, accounts payable and other changes in non-current assets and liabilities.
ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating Data:
Gathered volumes—TBtu	325	291	922	851
Gathered volumes—TBtu/d	3.52	3.16	3.38	3.11
Natural gas processed volumes—TBtu	174	164	516	487
Natural gas processed volumes—TBtu/d	1.90	1.78	1.89	1.78
NGLs produced—MBbl/d(1)	84.48	77.53	84.02	78.08
NGLs sold—MBbl/d(1)(2)	86.83	73.45	84.10	77.93
Condensate sold—MBbl/d	3.75	4.11	4.75	5.54
Crude Oil—Gathered volumes—MBbl/d	28.87	23.78	24.44	26.03
Transported volumes—TBtu	445	441	1,383	1,352
Transported volumes—TBtu/d	4.83	4.79	5.05	4.92
Interstate firm contracted capacity—Bcf/d	5.62	6.89	6.35	7.00
Intrastate average deliveries—TBtu/d	1.90	1.77	1.86	1.72
_____________________

(1)	Excludes condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Anadarko
Gathered volumes—TBtu/d	1.72	1.66	1.75	1.64
Natural gas processed volumes—TBtu/d	1.57	1.50	1.56	1.45
NGLs produced—MBbl/d(1)	70.85	65.24	70.99	64.53
Arkoma
Gathered volumes—TBtu/d	0.53	0.61	0.55	0.63
Natural gas processed volumes—TBtu/d	0.09	0.10	0.09	0.10
NGLs produced—MBbl/d(1)	4.85	4.69	4.77	4.90
Ark-La-Tex
Gathered volumes—TBtu/d	1.27	0.89	1.08	0.84
Natural gas processed volumes—TBtu/d	0.24	0.18	0.24	0.23
NGLs produced—MBbl/d(1)	8.78	7.60	8.26	8.65
 _____________________

(1)	Excludes condensate.